Exhibit 3.2

AMENDED AND RESTATED BY-LAWS

OF

ATLANTIC GREEN POWER HOLDING COMPANY

ARTICLE I

OFFICES

Section 1.     Registered Office.  The registered office of Atlantic Green Power Holding Company (the “Corporation”) in the State of Delaware shall be located in the County of New Castle at Suite 606, 1220 N. Market Street, Wilmington, Delaware 19801.  The registered agent of the Corporation at the registered office is American Incorporators Ltd.

Section 2.     Other Offices.  The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors of the Corporation (the “Board” or “Board of Directors”) may from time to time determine or as the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS

Section 1.    Place of Meeting.  All meetings of the stockholders for the election of directors and for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2.    Annual Meeting.  Annual meetings of stockholders shall be held in the month of May, on such day and at such time as the Board of Directors shall designate, at which the stockholders shall elect a Board of Directors and transact such other business as may properly be brought before the meeting.

Section 3.     Notice of Annual Meeting.  Notice of the annual meeting shall be given by mailing, not more than sixty (60) days nor less than ten (10) days prior thereto, a written notice stating the time and place thereof, directed to each stockholder of record entitled to vote at the meeting at his, her or its address as the same appears upon the records of the Corporation.

Section 4.     List of Stockholders.  At least ten (10) days prior to each annual or special meeting of the stockholders, the officer who has charge of the stock ledger of the Corporation shall prepare and make a complete list of the stockholders entitled to vote at said meeting, which shall be arranged in alphabetical order and include the address of and the number of shares registered in the name of each stockholder.  The list shall be produced and available for examination for a period of at least ten (10) days prior to a meeting.  Further, the list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who may be present.

Section 5.     Special Meetings.  Special meetings of the stockholders, for any purpose or purposes, may be called by the Chairman of the Board or the President, and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors.  Such request shall state the purpose or purposes of the proposed meeting.

Section 6.     Notice of Special Meeting.  Written or telegraphic notice of a special meeting of stockholders, stating the time, place and object thereof, shall be given to each stockholder entitled to vote thereat, not more than sixty (60) nor less than ten (10) days before the date fixed for the meeting.

Section 7.    Business Transacted at a Special Meeting.  Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 8.     Quorum.  Except as otherwise provided in the Certificate of Incorporation of the Corporation, as amended and restated (the “Certificate of Incorporation”), a majority of the issued and outstanding shares of the Corporation’s common stock, par value $0.000001 per share (“Common Stock”), present in person or represented by proxy, shall constitute a quorum for the transaction of business at any meeting of the stockholders; provided, that when a specified matter is required to be voted on by a class or series of capital stock, voting as a separate class or series, the holders of a majority of the issued and outstanding shares of such class or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter.

Section 9.     Method of Voting.  Each holder of Common Stock shall, at every meeting of the stockholders, be entitled to one vote for each share of Common Stock held by such stockholder.

Every stockholder entitled to vote at a meeting of stockholders or to express consent without a meeting may authorize another person or persons to act for him, her or it by proxy.  Every proxy shall be executed in writing by the stockholder or his, her or its agent, except that a proxy may be given by a stockholder or his, her or its agent by telegram or cable or its equivalent.  Unless it is coupled with an interest, a proxy shall be revocable at will.  A proxy shall not be revoked by the death or incapacity of a stockholder but such proxy shall continue in force until revoked by the personal representative or guardian of the stockholder.  The presence at any meeting of any stockholder who has given a proxy shall not revoke such proxy unless the stockholder shall file written notice of such revocation with the secretary of the meeting prior to the voting of such proxy.

A person named in a proxy as the attorney or agent of a stockholder may, if the proxy so provides, substitute another person to act in his, her or its place, including any other person named as an attorney or agent in the same proxy.  The substitution shall not be effective until an instrument effecting it is filed with the Secretary of the Corporation.

Section 10.  Action at Meeting.  When a quorum is present at any meeting, the holders of a majority of the stock present or represented and voting on a matter (or if there are two or more issues of stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority of the stock of that class present or represented and voting on a matter) shall decide any matter to be voted upon by the stockholders at such meeting, except when a different vote is required by express provision of law, the Certificate of Incorporation or these By-Laws.  Any election of directors by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election.

Section 11.   Action by Stockholders Without a Meeting.  Subject to the provisions of Section 228 of the Delaware General Corporation Law, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken in connection with any corporate action by any provision of the Delaware General Corporation Law or of the Certificate of Incorporation, the meeting and the vote of stockholders may be dispensed with and the action may be taken without a meeting upon the written consent of stockholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to be voted thereat were present and voted.

Section 12.  Conduct at Meetings.  At each meeting of stockholders, the Chairman of the Board of Directors, or in his or her absence the President of the Corporation, or in his or her absence any Executive Vice President or Senior Vice President of the Corporation, or in his or her absence a chairman chosen by the vote of a majority in interest of the stockholders present in person or represented by proxy and entitled to vote thereat, shall act as chairman.  The Secretary or in his or her absence an Assistant Secretary or in the absence of the Secretary and all Assistant Secretaries a person whom the chairman of the meeting shall appoint shall act as secretary of the meeting and keep a record of the proceedings thereof.  The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient.  Subject to such rules and regulations, the chairman shall have the authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies, and such other persons as the chairman shall permit, restrictions on entry at the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot.  The chairman shall have absolute authority over matters of procedure and there shall be no appeal from the ruling of the chairman.  The chairman may rule that a resolution, nomination or motion not be submitted to the stockholders for a vote unless seconded by a stockholder or a proxy for a stockholder.  The chairman may require that any person who is neither a bona fide stockholder nor a proxy for a bona fide stockholder leave the meeting, and upon the refusal of a stockholder to comply with a procedural ruling of the chairman which the chairman deems necessary for the proper conduct of the meeting, may require that such stockholder leave the meeting.  The chairman may, on his or her own motion, summarily adjourn any meeting for any period he or she deems necessary if he or she rules that orderly procedures cannot be maintained at the meeting.  Unless, and to the extent, determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

Section 13.  Procedure Necessary to Bring Business Before an Annual Meeting.  To be properly brought before an annual meeting of stockholders, business must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) properly brought before the meeting by or at the direction of the Board, or (c) properly brought before the meeting by a stockholder.  In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not less than one hundred and twenty (120) days in advance of the date of the Corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that if the Corporation did not release a proxy statement in connection with the previous year’s annual meeting then the stockholder must give such notice not later than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting.  A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Notwithstanding anything in these By-laws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 13 of Article II and any other applicable requirements; provided, however, that nothing in this Section 13 of Article II shall be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting.

The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 13 of Article II or any other applicable requirements, which determination shall be conclusive, and, as a result, any such business shall not be transacted.

ARTICLE III

DIRECTORS

Section 1.     Number and Election of Directors.  The number of directors which shall constitute the whole Board shall be not less than one (1) nor more than twelve (12) directors.  The Board, upon adoption of these By-laws, as amended and restated on January ____, 2010, shall consist of three (3) directors, and thereafter the number of directors which shall constitute the whole Board may be increased or decreased by resolution of the Board of Directors, but shall in no case be less than three (3) directors.  The directors shall be elected at the annual meeting of the stockholders or a special meeting of the stockholders called for such purpose, except as provided in Section 12 of this Article III, and each director elected shall hold office until his or her successor is elected and qualifies.  Directors need not be stockholders.

Section 2.     Nominations.  Nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by a shareholder entitled to vote in the election of directors generally.

Section 3.    Regular Meetings.  Regular meetings of the Board may be held on five (5) days written notice, at such time as shall be from time to time determined by the Chairman of the Board or the President.  Written notice for any such meeting shall state the place, date and hour of the meeting and shall be delivered either personally or by first class mail or overnight courier service.

Section 4.     Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board or the President and shall be called by the President or Secretary at the request in writing of a majority of the directors then in office.  Written notice of any special meeting shall be given, either personally or by overnight courier service, to each director at least two (2) days prior to the date thereof.

Section 5.     Place of Meeting; Waiver of Notice.  Meetings of the Board of Directors shall be held at such place as shall be designated in the notice of meeting if notice is required.  Notice of any meeting, if required, need not be given to any director who signs a waiver of notice before or after the meeting.  The attendance of any director at any meeting without the director protesting prior to the conclusion of such meeting the lack of notice thereof shall constitute a waiver of notice by such director.

Section 6.    Quorum.  Except as otherwise provided in the Certificate of Incorporation, a majority of the directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 7.     Manner of Acting.  Except as otherwise provided in the Certificate of Incorporation or herein, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 8.     Action Without a Meeting.  Any action required or permitted to be taken by the Board of Directors or by a committee thereof may be taken without a meeting if, prior to such action, all of the members of the Board or committee consent in writing to a resolution authorizing the action.  Such written consents may be executed in counterparts, and shall be filed with the minutes of the Corporation.

Section 9.     Telephonic Attendance at Meeting.  Any or all directors may participate in a meeting of the Board of Directors or a committee of the Board by means of conference telephone or any means of communication by which all persons participating in the meeting are able to hear each other.

Section 10.  Resignation.  Any director may resign by delivering his or her written resignation to the Corporation at its principal office or to the Chairman, President or Secretary.  Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Section 11.   Removal.  Except as otherwise provided by the Delaware General Corporation Law, any one or more or all of the directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.

Section 12.  Vacancies.  If the office of any director becomes vacant for any reason, such vacancy shall be filled by a majority vote of the directors remaining in office.

Section 13.  Compensation of Directors.  The directors may be paid their expenses, if any, relating to their attendance at meetings of the Board of Directors, and directors who are not full-time employees of the Corporation may be paid a fixed sum for attendance at meetings of the Board of Directors or a stated salary as a director.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 14.   Committees of Directors.

(a)
Formation of Committees.  The Board of Directors may, by resolution passed by a majority of the Board, designate one or more committees of the Board of Directors, including an executive committee, each committee to consist of two (2) or more directors of the Corporation.  The Board may designate one or more directors as alternative members of any committee who may replace any absent or disqualified member at any meeting of the committee.  Any such committee, to the extent provided in the enabling resolution and permitted under Section 141 the Delaware General Corporation Law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.  Each committee shall keep regular minutes of its meetings and report them to the Board of Directors when required.

(b)	Quorum. A majority of the members of a committee or subcommittee shall constitute a quorum for the transaction of business at any meeting of such committee or subcommittee.

(c)	Required Vote. The act of a majority of the members present at a meeting at which a quorum is present shall be the act of the committee or subcommittee.

ARTICLE IV

OFFICERS

Section 1.    Officers.  The Corporation’s officers shall be chosen by the Board of Directors and shall be a Chairman of the Board, a President, a Treasurer, who may also be the Chief Financial Officer, and a Secretary.  In addition, the Board of Directors may appoint a Chief Operating Officer and one or more Vice Presidents.  The Board of Directors also may choose one or more Assistant Treasurers and Assistant Secretaries, and may designate one or more Vice Presidents to be Executive Vice Presidents or Senior Vice Presidents.  The Board may delegate its powers of appointment, as evidenced by a resolution of the Board of Directors.

Section 2.     Tenure.  Except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, each officer shall hold office until his or her successor is elected and qualified, unless a different term is specified in the vote choosing or appointing him or her, or until his or her earlier death, resignation or removal.

Section 3.     Resignation and Removal.  Any officer may resign by delivering his or her written resignation to the Corporation at its principal office or to the Chairman, President or Secretary.  Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Any officer may be removed at any time, with or without cause, by vote of a majority of the entire number of directors then in office.

Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.

Section 4.      Vacancies.  Any vacancy in the offices of the Chairman, the President or any other office shall be filled by the Board of Directors.

Section 5.     Chairman of the Board.  The Chairman of the Board shall preside at all meetings of the shareholders and the Board of Directors.  He or she shall, in the absence or the disability of the President, perform the duties and exercise the powers of the President unless the Board authorizes another officer of the Company to perform such duties and exercise such powers, and shall perform such other duties as may be delegated to him or her by the Board of Directors.

Section 6.     President.  The President, who shall be the Chief Executive Officer of the Corporation, shall in general, subject to the control of the Board of Directors, supervise and control all of the business and affairs of the Corporation.  All other officers shall be subject to the authority and supervision of the President.  The President may enter into and execute in the name of the Corporation contracts or other instruments in the regular course of business or contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the Board of Directors.  The President shall have the general powers and duties of management usually vested in the office of president of a corporation.

Section 7.    Chief Operating Officer.  The Board of Directors may appoint a Chief Operating Officer who will be responsible for the day-to-day operations of the Corporation and shall perform such duties and possess such powers as shall be assigned him or her by the Board of Directors.

Section 8.     Executive Vice Presidents, Senior Vice Presidents and Vice Presidents.  The Board of Directors may appoint one or more Executive Vice Presidents, Senior Vice Presidents and Vice Presidents, each of whom shall perform such duties and possess such powers as shall be assigned him or her by the Board of Directors.

Section 9.     Treasurer and Assistant Treasurer.  The Treasurer, who may also serve as the Chief Financial Officer, shall have charge and custody of, and be responsible for, all funds and securities of the Corporation, shall keep or cause to be kept regular books of account for the Corporation and shall perform such other duties and possess such other powers as are incident to the office of the treasurer of a corporation or as shall be assigned to the Treasurer by the Board of Directors.  The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers, in the order determined by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer set forth herein and as the Board of Directors from time to time may prescribe.

Section 10.  Secretary and Assistant Secretary.  The Secretary shall cause notices of all meetings to be served as prescribed in these By-laws or by statute, shall keep or cause to be kept the minutes of all meetings of the stockholders and the Board of Directors, shall have charge of the corporate records and seal of the Corporation and shall keep a register of the post-office address of each stockholder which shall be furnished to the Secretary by such stockholder.  The Secretary shall perform such other duties and possess such other powers as are incident to the office of the secretary of a corporation or as are assigned by the Board of Directors.  The Assistant Secretary, or if there shall be more than one, the Assistant Secretaries, in the order determined by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary set forth herein and as the Board of Directors from time to time may prescribe.

Section 11.  Subordinate Officers and Agents.  The Board of Directors may elect or appoint such other officers and agents as the Board shall deem necessary or desirable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

Section 12.  Salaries.  Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors, except that the Board of Directors may delegate such duty to a committee of the Board or an officer or officers of the Corporation.

ARTICLE V

EXECUTION OF DOCUMENTS

Section 1.     Commercial Paper and Contracts.  All checks, notes, drafts and other commercial paper of the Corporation shall be signed by the President or Treasurer of the Corporation or by such other person or persons as the Board of Directors may from time to time designate.

Section 2.    Other Instruments.  All contracts, deeds, mortgages and other instruments shall be executed by the President, any Vice President or any such other person or persons as the Board of Directors may from time to time designate, and, if necessary, by the Secretary or any Assistant Secretary.

ARTICLE VI

FISCAL YEAR

The fiscal year of the Corporation shall be the calendar year.

ARTICLE VII

CERTIFICATES REPRESENTING SHARES

Section 1.     Issuance of Stock.  Unless otherwise voted by the stockholders and subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation, or the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.

Section 2.   Certificates of Stock.  The shares of capital stock of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.  Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates, and upon request, every holder of uncertificated shares, shall be entitled to have a certificate representing the number of shares held by such holder, which certificate shall be signed by the appropriate offices of the Corporation.  Any or all of the signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the By-laws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

Section 3.    Transfers.  Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require.  Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown in its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws.

Section 4.    Lost, Stolen or Destroyed Certificates.  The Corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the Corporation or any transfer agent or registrar.

ARTICLE VIII

RECORD DATE

For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to or dissent from any proposal without any meeting or for the purpose of determining stockholders entitled to receive payment of any dividend or allotment of any right, or in order to make a determination of stockholders for any other purpose, the Board of Directors shall fix, in advance, a date as the record date for any such determination of stockholders.  Such date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action or event to which it relates.  When a determination of stockholders of record for a stockholders’ meeting has been made as provided in this Article VIII, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date for the adjourned meeting.

ARTICLE IX

DIVIDENDS

The Board of Directors may from time to time declare, and the Corporation may pay, dividends or make other distributions on its outstanding shares of capital stock in the manner and upon the terms and conditions provided by the Certificate of Incorporation and by statute.

ARTICLE X

AMENDMENT

Section 1.     By the Board of Directors.  These By-Laws may be altered, amended or repealed or new by-laws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

Section 2.     By the Stockholders.  These By-Laws may be altered, appended or repealed or new by-laws may be adopted by the affirmative vote of the holders of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new by-laws shall have been stated in the notice of such special meeting.

ARTICLE XI

INDEMNIFICATION

Section 1.     Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact:

(a)	that he or she is or was a director or officer of the Corporation, or

(b)
that he or she, being at the time a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise” or “Other Enterprise”), whether either in case (a) or in case (b) the basis of such Proceeding is alleged action or inaction (x) in an official capacity as a director or officer of the Corporation, or as a director, trustee, officer, employee or agent of such Other Enterprise, or (y) in any other capacity related to the Corporation or such Other Enterprise while so serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted under Section 145 of the Delaware General Corporation Law (or any successor provision or provisions) as the same exists or may hereafter be amended (but, in the case of any such amendment, with respect to actions taken prior to such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including without limitation attorneys’ fees, judgments, fines, excise taxes assessed in connection with an employee benefit plan or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. The persons indemnified by this Article XI are hereinafter referred to as “indemnitees.” Such indemnification as to such alleged action or inaction shall continue as to an indemnitee who has after such alleged action or inaction ceased to be a director of officer of the Corporation, or director, officer, employee or agent of such Other Enterprise; and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Notwithstanding the foregoing, except as may be provided in the Certificate of Incorporation or by the Board of Directors, the Corporation shall not indemnify any such indemnitee in connection with a proceeding (or portion thereof) initiated by such indemnitee (but this prohibition shall not apply to a counterclaim, cross-claim or third-party brought by the indemnitee in any proceeding) unless such proceeding (or portion thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article XI: (i) shall be a contract right; (ii) shall not be affected adversely to any indemnitee by any amendment of these By-laws with respect to any action or inaction occurring prior to such amendment; and (iii) shall, subject to any requirements imposed by law and the Certificate of Incorporation, include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition.

Section 2.   Relationship to Other Rights and Provisions Concerning Indemnification.  The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under these By-laws or under any statute, agreement, vote of stockholders or disinterested directors or otherwise.  The Certificate of Incorporation may contain such other provisions concerning indemnification, including provisions specifying reasonable procedures relating to and conditions to the receipt by indemnitees of indemnification.  In the event of a conflict between the indemnification provision of these By-laws and an indemnification provision of the Certificate of Incorporation, the Certificate of Incorporation shall prevail.

Section 3.  Agents and Employees.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Corporation (or any person serving at the Corporation’s request as a director, trustee, officer, employee or agent of Another Enterprise) or to persons who are or were a director, officer, employee or agent of any of the Corporation’s affiliates, predecessor or subsidiary corporations or of a constituent corporation absorbed by the Corporation in a consolidation or merger or who is or was serving at the request of such affiliate, predecessor or subsidiary corporation or of such constituent corporation as a director, officer, employee or agent of Another Enterprise, in each case as determined by the Board of Directors to the fullest extent of the provisions of this Article XI in cases of the indemnification and advancement of expenses of directors and officers of the Corporation, or to any lesser extent (or greater extent, if permitted by law) determined by the Board of Directors.

ARTICLE XII

INTERESTED PARTIES

Section 1.     Transactions with Interested Parties.  No contract or transaction between the Corporation and one or more of the directors or officers, or between the Corporation any other corporation, partnership, association, or other organization in which one or more of the directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or a committee of the Board of Directors which authorizes the contract or transaction or solely because his, her or their votes are counted for such purpose, if:

(a)
The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorized the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

(b)
The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c)	The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee of the Board of Directors, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or at a committee which authorizes the contract or transaction.

ARTICLE XIII

CORPORATE SEAL

The Corporate Seal shall be in such form as may be prescribed by the Board of Directors.  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE XIV

FORCE AND EFFECT OF BY-LAWS

These By-laws are subject to the provisions of the law of the State of Delaware and the Corporation’s Certificate of Incorporation, as it may be amended from time to time.  If any provision of these By-laws is inconsistent with a provision in the Delaware statutes or the Certificate of Incorporation, the provision of the Delaware statutes or the Certificate of Incorporation shall govern.

Any determination that any provision of these By-Laws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these By-Laws.

Amended and Restated:  February 4, 2010